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                                                                    Exhibit 99.3


                               AMENDMENT NO. 12

                                    TO THE

                          IKON OFFICE SOLUTIONS, INC.

                            RETIREMENT SAVINGS PLAN


          WHEREAS, IKON Office Solutions, Inc. ("IKON") sponsors and maintains the IKON Office Solutions, Inc. Retirement Savings Plan (the "Plan") for the benefit of certain of its employees; and

          WHEREAS, IKON now wishes to amend the Plan to add certain provisions relating to tender offers;

          NOW, THEREFORE, the Plan is hereby amended as follows:
          Effective January 1, 1999, Section 11.12 is amended and restated as follows:

          11.12  Tender Offer.
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                 (a)   For purposes of this Section, each Participant is hereby
                 designated a "named fiduciary" within the meaning of section 403(a)(1) of ERISA with respect to shares of IKON Stock and Unisource Stock held by the Trustee for that Participant.

                 (b)   IKON Stock. (1) In the event that IKON Stock is the
                       ----------
                 object of a tender offer pursuant to Regulation 14D of the Securities Exchange Act of 1934 (or any substantially similar federal or state statute or regulation), the Trustee shall not tender any shares of IKON Stock held by it unless it is instructed to tender the shares by the Participant for whom the shares are held.

                       (2) The purchase by the tender offeror of any shares
                 tendered by the Trustee shall be deemed to result in the withdrawal of the shares so purchased from the Participant's Account. However, no purchase of tendered IKON Stock shall be deemed to be a withdrawal from any Account prior to the time that a withdrawal from that Account may be made pursuant to the other terms of this Plan.

                 (c)   Unisource Stock. (1)  In the event that Unisource Stock
                       ---------------
                 is the object of a tender offer pursuant to Regulation 14D of the Securities Exchange Act of 1934 (or any substantially similar federal or state statute or regulation), the Trustee shall not tender any shares of Unisource stock
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                 held by it unless it is instructed to tender the shares by the
                 Participant for whom the shares are held.

                       (2) The proceeds resulting from a purchase by the tender offeror of any shares tendered by the Trustee for a Participant shall be invested in the Participant's Account in accordance with procedures established by the IKON Committee.


          IN WITNESS WHEREOF, IKON has authorized its duly appointed officers to execute this Amendment No.12 this ______ day of May, 1999.
                                                ---


                                             IKON OFFICE SOLUTIONS, INC.


                                             By:_____________________________



Attest:______________________________